NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NorthWestern Announces Agreement to Sell Its Interest in Colstrip Unit 4

Includes alternative for NorthWestern to offer to rate base the asset

SIOUX FALLS, S.D. – June 10, 2008 – NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) today reported that it has entered into a definitive purchase and sale agreement (“Agreement”) with Bicent (Montana) Power Company, LLC (“Bicent”), an affiliate of Beowulf Energy and Natural Gas Partners, for Bicent to purchase NorthWestern’s approximately 30% ownership interest in Colstrip Unit 4, a 740-megawatt coal-fired electric generating facility located in Colstrip, Montana, for $404 million in cash, subject to certain working capital adjustments.

As part of the Agreement, Bicent is committing to NorthWestern 111 to 222 megawatts of power from Colstrip Unit 4, as existing long-term contracts expire, at a price of $3 per megawatt hour less than the Mid-Columbia Electricity Index (“Mid-C”), and 50 megawatts of power generated in Montana at below index for the period of November 1, 2010 through December 31, 2020.

The agreement also allows NorthWestern to work with interested parties and the Montana Public Service Commission (“MPSC”) on the viability of an alternative of placing this asset in the rate base to serve its regulated customers. If the asset is placed in rate base, the sale to Bicent will be terminated.

Michael J. Hanson, President and Chief Executive Officer of NorthWestern, said, “After a comprehensive process, we are pleased to craft this agreement with Bicent in a manner that is fair for both our shareholders and our ratepayers.”

“We are excited to be working with NorthWestern on a transaction that increases our existing presence in Montana”, said Paul Prager, President and Chief Executive Officer of Bicent. “This agreement reflects Bicent’s commitment to bring Montana customers the advantages of an increasingly competitive electric generation market,” Prager added.

As it works to close the Agreement with Bicent, NorthWestern will make a filing requesting an MPSC decision whether the Colstrip Unit 4 interest should be included in NorthWestern’s rate base at the purchase price adjusted for certain other terms contemplated by the Bicent Agreement.

“We look forward to working through the process to determine whether this asset will be reflected in rates at a price that is fair to both customers and NorthWestern’s shareholders,” Hanson stated. “NorthWestern will file with the MPSC by the end of June 2008, offering to

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NorthWestern Announces Agreement to Sell Its Interest in Colstrip Unit 4

June 10, 2008

commit its interest in the plant to serve its regulated Montana customers at a value equivalent to the purchase price adjusted for certain other terms of the Bicent Agreement.”

The proposed elements of the transaction are subject to typical closing conditions and other third party consents, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Federal Energy Regulatory Commission approval and expiration of the right of first refusal period for the existing owners of Colstrip Units 3 and 4.

The Company expects the transaction to close or to conclude the rate base process with the MPSC in the fourth quarter of 2008.

Credit Suisse acted as financial advisor and Leonard, Street & Deinard acted as outside legal advisors to NorthWestern in connection with this transaction. Paul, Weiss, Rifkind, Wharton & Garrison acted as outside legal advisors for Bicent in connection with this transaction.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 650,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

About Bicent (Montana) Power Company, LLC

Bicent is an independent power generation company headquartered in Easton, Md. Bicent and its affiliates own generation assets in Montana, California, Colorado and Georgia. Bicent is owned by affiliates of Beowulf Energy and Natural Gas Partners.

SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•	our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation;
•

unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments;

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NorthWestern Announces Agreement to Sell Its Interest in Colstrip Unit 4

June 10, 2008

•	unscheduled generation outages or forced reductions in output, maintenance or repairs;
•	adverse changes in general economic and competitive conditions in our service territories; and
•	potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators.

In addition, we may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain regulatory approvals, the MPSC issues an order providing the Colstrip Unit 4 interest will be included in NorthWestern’s rate base, the exercise by existing owners of rights of first refusal, the occurrence of a material adverse effect, or to satisfy other closing conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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